EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2008	2007
Revenues:
Product sales	$2,379	$2,329
Royalties	616	419
Contract revenue	68	95
Total operating revenues	3,063	2,843

Costs and expenses:
Cost of sales (includes employee stock-based compensation expense: three months–2008–$22; 2007–$16)	389	392
Research and development (includes employee stock-based compensation expense: three months–2008–$42; 2007–$38)	617	610
Marketing, general and administrative (includes employee stock-based compensation expense: three months–2008 and 2007–$46)	517	491
Collaboration profit sharing	279	252
Recurring charges related to redemption and acquisition	43	26
Special items: litigation-related	14	13
Total costs and expenses	1,859	1,784

Operating income	1,204	1,059

Other income (expense):
Interest and other income, net(1)	74	74
Interest expense	(18)	(18)
Total other income, net	56	56

Income before taxes	1,260	1,115
Income tax provision	470	409
Net income	$790	$706

Earnings per share:
Basic	$0.75	$0.67
Diluted	$0.74	$0.66

Weighted average shares used to compute earnings per share:
Basic	1,053	1,053
Diluted	1,068	1,071
_________________________
(1)
“Interest and other income, net” includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain debt and biotechnology equity securities.  For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	March 31,	December 31,
	2008	2007
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$4,857	$3,975
Accounts receivable – product sales, net	889	847
Accounts receivable – royalties, net	701	620
Accounts receivable – other, net	228	299
Inventories	1,469	1,493
Long-term marketable debt and equity securities	2,201	2,090
Property, plant and equipment, net	5,135	4,986
Goodwill	1,577	1,577
Other intangible assets	1,127	1,168
Other long-term assets	378	366
Total assets	20,118	18,940
Total current liabilities	3,972	3,918
Long-term debt(1)	2,460	2,402
Total liabilities	7,204	7,035
Total stockholders’ equity	12,914	11,905

	Three Months
	Ended March 31,
	2008	2007
Selected consolidated cash flow data:
Capital expenditures(1)	$200	$209

Total depreciation and amortization expense	139	106
_________________________

(1)
Capital expenditures exclude approximately $42 million at March 31, 2008 and $57 million at March 31, 2007 in capitalized costs related to our accounting for construction projects for which we are considered to be the owner during the construction period.  We have recognized related amounts as a construction financing obligation in long-term debt.  The balances in long-term debt related to the construction financing obligation are $440 million at March 31, 2008 and $399 million at December 31, 2007.